EXHIBIT 99.1

Investor Contact	Media Contact
Geoffrey Helliwell	Thomas Anderson
Treasurer	Vice President
(978) 715—1041	Corporate Communications
(800) 225—3384	(978) 715—1043
Geoffrey_Helliwell@Millipore.com	(800) 225—3384
Thomas_Anderson@Millipore.com

Millipore Revenues Up 16 Percent in Fourth Quarter

Billerica, Massachusetts, January 26, 2004 – Millipore Corporation (NYSE/MIL) announced today that its fourth quarter sales were $216 million, up 16 percent from the same period of 2002. In local currency, revenue growth was 7 percent.

Fourth quarter earnings totaled $0.66 per share, compared to $0.41 per share last year. Earnings for the quarter include the positive impact of $12 million or $0.24 per share due to the reversal of tax valuation allowances as a result of a change in tax planning strategies during the quarter. Also, as previously reported in December, there was a charge related to severance costs and fixed asset write-offs taken in the fourth quarter that amounted to $8 million (pretax) or $0.11 per share. Excluding both of these items, one adding $0.24 per share and one subtracting $0.11 per share, earnings from continuing operations were $0.53 per share.

For the full year, revenues were $800 million, up 14 percent from the prior year. In local currency, revenue growth was 6 percent for the year. Cash flow from operations was $132 million compared to $108 million in 2002.

Fran Lunger, Millipore’s CEO, said: “Operating results for the fourth quarter were better than expected. Revenue growth in the US was particularly strong. In terms of markets, biotechnology grew 7 percent, life sciences 11 percent and “other bioscience” 6 percent, all in local currencies.”

Millipore’s fourth quarter revenue growth by geography was as follows ($’s in millions):

Revenues by Geographic Area	Q4, 2003	Q4, 2002	% Growth	% Growth Local Currency
Americas	$89	$79	12%	12%
Europe	86	72	19%	2%
Asia/Pacific	41	35	18%	7%

Total	$216	$186	16%	7%

Millipore’s full year revenue growth by geography was as follows ($’s in millions):
Revenues by Geographic Area	2003	2002	% Growth	% Growth Local Currency
Americas	$336	$314	7%	7%
Europe	319	260	22%	5%
Asia/Pacific	145	130	12%	5%

Total	$800	$704	14%	6%

Use of Non-GAAP Financial Measures

All references to “local currencies” represent the foreign currency balances translated, in all periods presented, at Millipore’s predetermined budgeted exchanged rates for 2003, thus excluding the impact of fluctuations in the actual foreign currency rates. The Company’s management uses this presentation for internal evaluation of the financial performances of the Company because it believes that the local currency results provide a clearer presentation of underlying business trends.

Quarterly Earnings Call

Millipore will have a Live Webcast Quarterly Earnings call today, January 26, 2004 at 5:30 p.m., Eastern Time. Please visit the Millipore web site at www.millipore.com for details about this event. The replay of the webcast will be available online the day after the event.

About Millipore

Millipore is a multinational, high technology company that provides technologies, tools and services for the development and production of new therapeutic drugs. It serves the life science research, biotechnology and pharmaceutical industries. For more information about Millipore visit www.millipore.com.

Millipore Forward Looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; further consolidation of drug manufacturers; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.

Millipore Corporation

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net sales	$215,750	$185,879	$799,622	$704,251
Cost of sales	106,751	87,301	369,174	308,146

Gross profit	108,999	98,578	430,448	396,105
Selling, general and administrative expenses	64,950	55,988	246,819	219,058
Research and development expenses	16,477	13,495	58,385	52,353
Restructuring and other	—	99	(1,400)	1,124

Operating income	27,572	28,996	126,644	123,570
Loss on investments	—	—	—	(2,344)
Interest income	830	471	2,035	1,347
Interest expense	(4,188)	(3,946)	(16,505)	(18,981)

Income before income taxes	24,214	25,521	112,174	103,592
(Benefit) provision for income taxes	(8,413)	5,615	11,378	22,791

Income from continuing operations	32,627	19,906	100,796	80,801
Income on disposal of discontinued operations, net of taxes	—	—	—	2,900

Net income	$32,627	$19,906	$100,796	$83,701

Diluted income per share:
Continuing operations	$0.66	$0.41	$2.06	$1.67
Discontinued operations	—	—	—	0.06

Net income	$0.66	$0.41	$2.06	$1.73

Diluted weighted average shares outstanding	49,416	48,475	49,046	48,448

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2003	December 31, 2002
Assets
Cash and cash equivalents	$147,027	$101,242
Accounts receivable, net	174,979	160,462
Inventories	137,757	111,332
Deferred income taxes	51,092	11,694
Other current assets	5,507	5,481

Total current assets	516,362	390,211
Property, plant and equipment, net	316,890	262,604
Deferred income taxes	77,226	99,542
Intangible assets, net	25,348	28,064
Goodwill	9,433	9,646
Other assets	6,014	7,881

Total assets	$951,273	$797,948

Liabilities and shareholders’ equity
Notes payable	$—	$1,500
Current portion of long-term debt	75,000	—
Accounts payable	60,836	57,596
Accrued expenses	69,819	58,431
Accrued retirement plan contributions	9,443	8,438
Accrued income taxes payable	7,294	8,964

Total current liabilities	222,392	134,929
Long-term debt	216,000	334,000
Other liabilities	51,840	41,515
Shareholders’ equity	461,041	287,504

Total liabilities and shareholders’ equity	$951,273	$797,948

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041